Exhibit 10(c)

WENDY’S INTERNATIONAL, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN NO. 3

(EFFECTIVE JANUARY 1, 2007)

WENDY’S INTERNATIONAL, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN NO. 3

Preamble	1

Article I - Definitions	1

1.1 Account	1
1.2 Active Participant	1
1.3 Beneficiary	1
1.4 Board	1
1.5 Cause	1
1.6 Change in Control	2
1.7 Code	4
1.8 Committee	4
1.9 Company	4
1.10 Compensation	4
1.11 Contributions	4
1.12 Covered Employee	4
1.13 Effective Date	4
1.14 Employee	4
1.15 Good Reason	5
1.16 Inactive Participant	5
1.17 Normal Retirement Date / Age	5
1.18 Participant	5
1.19 Participating Employer	5
1.20 Profit Sharing and Savings Plan	5
1.21 Plan Year	5
1.22 SERP	5
1.23 Total and Permanent Disability	5
1.24 Year of Service	5

Article II - Eligibility and Participation	6

2.1 Eligibility	6
2.2 Reemployment Following Qualified Military Service	6

Article III - Amount of Benefit	6

3.1 Credits to Supplemental Account	6
3.2 Termination Benefit	7

Article IV - Forms of Payment	7

4.1 Distribution of Benefits	7

4.2 Distributions on Total and Permanent Disability or Death	8
4.3 Distributions on Change in Control	8
4.4 Designation of Beneficiary	9

Article V - Plan Administration	9

5.1 Plan Administration	9
5.2 Powers of the Plan Administrator	10
5.3 Committee	10
5.4 Indemnification	10

Article VI - Claims Procedure	11

6.1 Claims Review	11
6.2 Appeals Procedure	11
6.3 Discretion Regarding Claims and Appeals	12

Article VII - Miscellaneous	12

7.1 Amendment and Termination	12
7.2 No Contract Of Employment	12
7.3 Unfunded Plan	12
7.4 Restrictions Upon Assignments and Creditors’ Claims	13
7.5 Payment Constitutes Release	13
7.6 Applicable Law	13

2

WENDY’S INTERNATIONAL, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN NO. 3

Wendy’s International, Inc. maintains the Wendy’s International, Inc. Profit Sharing and Savings Plan for the benefit of its non-crew employees. The Company has adopted this Supplemental Executive Retirement Plan No. 3 (the “SERP”) to provide benefits in excess of those permitted in the Profit Sharing and Savings Plans under the Internal Revenue Code and in compliance with the provisions of Code section 409A. This SERP shall be interpreted in conformity with the requirements of Code section 409A.

ARTICLE I - DEFINITIONS

Whenever used herein with the initial letter capitalized and unless a different meaning is plainly required by the context, words and phrases shall have (a) the meanings stated below, or (b) if not stated below, the meanings given to them in the Profit Sharing and Savings Plan, if defined under that plan. All masculine terms shall include the feminine and all singular terms shall include the plural, unless the context clearly indicates the gender or the number.

1.1	ACCOUNT means a notional account established for each Participant equal to all supplemental contributions and interest credited under Section 3.1.

1.2	ACTIVE PARTICIPANT means a Covered Employee who becomes a Participant and continues to participate in the SERP pursuant to Article II.

1.3	BENEFICIARY means any person or persons designated by a Participant to receive any death benefits that may become payable under Article IV after the death of such Participant.

1.4	BOARD means the Board of Directors of the Company.

1.5

CAUSE means the termination of a Participant’s employment by reason of the Board’s good faith determination that the Participant (a) willfully and continually failed to substantially perform his or her duties with the Company or Participating Employer (other than a failure resulting from the Participant’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Participant by the Board which specifically identifies the manner in which the Board believes that the Participant has not substantially performed his or her duties and such failure substantially to perform continues for at least fourteen (14) days, or (b) has willfully engaged in conduct which is demonstrably and materially injurious to the Company or Participating Employer, monetarily or otherwise, or (c) has otherwise materially breached the terms of his or her employment agreement with the Company or Participating Employer, if applicable (each, an “Employment Agreement”) (including, without limitation, a voluntary termination of the Participant’s employment by the Participant during the term of such Employment Agreement). No act, nor failure to act, on the Participant’s part, shall be considered “willful” unless he or she has acted, or failed to act, with an absence of good faith and without a reasonable belief that his or her action or failure to act was in the best interest of the Company. Notwithstanding the foregoing, the Participant’s employment shall not be deemed to have been terminated for Cause unless and until (1) there shall have been delivered to the Participant a copy of a written notice setting forth that the Participant was guilty of conduct set forth above in clause (a), (b) or (c) of the first sentence of this definition and specifying the particulars thereof in detail, and (2) the Participant shall have been provided an opportunity to be heard by the Board (with the assistance of Participant’s counsel).

1.6	CHANGE IN CONTROL means the occurrence during the Plan Year of:

a)	An acquisition (other than directly from the Company) of any common stock or other voting securities of the Company entitled to vote generally for the election of directors (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the then outstanding shares of the Company’s common stock or the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Subsidiary”) (2) the Company or its Subsidiaries, or (3) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

b)

The individuals who, as of January 1, 2003, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least seventy percent (70%) of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the

Incumbent Board, such new director shall, for purposes of this SERP, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest; or

c)	The consummation of:

1)	A merger, consolidation or reorganization with or into the Company, or in which securities of the Company are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger if:

A)	the stockholders of the Company, immediately before such Merger own directly or indirectly immediately following such Merger at least seventy percent (70%) of the combined voting power of the outstanding voting securities of the corporation resulting from such Merger (the “Surviving Company”) in substantially the same proportion as their ownership of the Voting Securities immediately before such Merger,

B)	the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least two-thirds of the members of the board of directors of the Surviving Company, or a corporation beneficially directly or indirectly owning a majority of the Voting Securities of the Surviving Company, and

C)	no Person other than (i) the Company, (ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such Merger was maintained by the Company or any Subsidiary, or (iv) any Person who, immediately prior to such Merger had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Voting Securities or common stock of the Company, has Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the Surviving Company then outstanding voting securities or its common stock;

2)	A complete liquidation or dissolution of the Company; or

3)	The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding common stock or Voting Securities as a result of the acquisition of common stock or Voting Securities by the Company which, by reducing the number of shares of common stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of common stock or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional common stock or Voting Securities which increase the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

1.7	CODE means the Internal Revenue Code of 1986, as amended from time to time.

1.8	COMMITTEE means the Administrative Committee established in Article V.

1.9	COMPANY means Wendy’s International, Inc., an Ohio corporation.

1.10	COMPENSATION means a Participant’s annual Compensation, as that term is defined in the Profit Sharing and Savings Plan, except that there shall be no maximum amount of Compensation considered.

1.11	CONTRIBUTIONS means the amounts credited to a Participant’s Account during a Plan Year, other than interest, pursuant to Article III.

1.12	COVERED EMPLOYEE means an Employee who, after October 26, 2006, was first appointed to serve as an officer:

a)	For the Company, with the title of “Vice President” or above; or

b)	For any Participating Employer, with such titles as may be designated for that Participating Employer by the Board or a committee thereof.

Notwithstanding the foregoing, an Employee shall not be a Covered Employee under this SERP for any Plan Year in which such Employee actively participates in the Wendy’s International, Inc. Supplemental Executive Retirement Plan No. 2.

1.13	EFFECTIVE DATE means January 1, 2007, the effective date of this SERP.

1.14	EMPLOYEE means a person employed by the Company or a Participating Employer who is a United States citizen or resident alien.

1.15	GOOD REASON shall mean:

a)	in the case of an employee whose employment with the Company or one of its subsidiaries is subject to the terms of an employment agreement between such individual and the Company or such subsidiary, which employment agreement includes a definition of “Good Reason,” shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect following a Change in Control, and

b)	in all other cases, means (1) a material diminution in position or responsibilities, (2) a material reduction of salary or aggregate incentive compensation opportunities or (3) a required relocation beyond fifty miles from the present work location.

1.16	INACTIVE PARTICIPANT means a former Active Participant who is no longer a Covered Employee but who has an Account remaining in the SERP.

1.17	NORMAL RETIREMENT DATE and NORMAL RETIREMENT AGE both mean the first of the month coincident with or next following a Participant’s sixty-fifth birthday.

1.18	PARTICIPANT means an Active Participant or an Inactive Participant.

1.19	PARTICIPATING EMPLOYER means an Affiliate, as defined in the Profit Sharing and Savings Plan, that has been authorized to participate in the SERP by the Board or a committee thereof.

1.20	PROFIT SHARING AND SAVINGS PLAN means the Wendy’s International, Inc. Profit Sharing and Savings Plan.

1.21	PLAN YEAR means the calendar year.

1.22	SERP means the Wendy’s International, Inc. Supplemental Executive Retirement Plan No. 3.

1.23	TOTAL AND PERMANENT DISABILITY means a physical or mental condition which qualifies a Participant for Social Security disability benefits or which qualifies such Participant to continue to receive benefits under the Company’s disability plan, after having received such benefits for twelve (12) months.

1.24	YEAR OF SERVICE means any Plan Year during which an Employee is credited with a Year of Service under the Profit Sharing and Savings Plan.

ARTICLE II - ELIGIBILITY AND PARTICIPATION

2.1	ELIGIBILITY

A Covered Employee shall become a Participant in the SERP on the latest of the Effective Date, the first day of the Plan Year following the date the Employee became a Covered Employee (the Covered Employee’s date of hire or promotion into eligible employment), or the Entry Date upon which the Covered Employee becomes a Match Eligible Participant in the Profit Sharing and Savings Plan.

2.2	REEMPLOYMENT FOLLOWING QUALIFIED MILITARY SERVICE

Notwithstanding any provision of this SERP to the contrary, a Covered Employee who returns to employment following qualified military service shall be credited with such Contributions and Years of Service as required under Chapter 43 of Title 38 of the United States Code.

ARTICLE III - AMOUNT OF BENEFIT

3.1	CREDITS TO SUPPLEMENTAL ACCOUNT

a)	For each Plan Year commencing after December 31, 2006, for each Active Participant who remains employed as a Covered Employee by the Company or a Participating Employer on the last day of the Plan Year, or who dies, becomes disabled or attains Normal Retirement Age during the Plan Year while actively employed, the Company shall credit to the Supplemental Account of such Active Participant an amount equal to the sum of:

1)	Deemed Match Credit. As of the last day of each Plan Year commencing after December 31, 2006, an amount equal to a percentage of the Participant’s Compensation for the Plan Year in excess of the dollar limitation under Code section 401(a)(17), where the percentage is the maximum annual rate of match available under the Profit Sharing and Savings Plan.

2)	Profit Sharing Contribution Credit. As soon as practicable after the Company approves a profit sharing contribution to the Profit Sharing and Savings Plan, an amount equal to a percentage of the Participant’s Compensation for the Plan Year in excess of the dollar limitation under Code section 401(a)(17), where the percentage is the annual rate of the profit-sharing contribution made to the Profit Sharing and Savings Plan on the Participant’s behalf for such Plan Year (expressed as a percentage of his or her “compensation,” as defined pursuant to the Profit Sharing and Savings Plan and with the percentage rounded to the nearest one hundredth of a percent).

b)

Interest. On the last day of each Plan Year, interest shall be credited to the Supplemental Account as of that date but before crediting the allocation for that Plan Year (if any) under this Section, for each Participant at a rate equal to the 30 year Constant Maturity Treasury Rate (or the next longest US government bond rate then available) as of November 30th.

3.2	TERMINATION BENEFIT

If a Participant’s employment terminates for any reason on or after his Normal Retirement Age, after incurring a Total and Permanent Disability, as a result of death or after completing five (5) Years of Service, such Participant (or his Beneficiary in the event of the Participant’s death) shall be entitled to receive a benefit, payable in accordance with Article IV, equal to the balance of the Participant’s Account. If a Participant’s employment is terminated for any reason prior to the earliest of attaining his Normal Retirement Age, incurring a Total and Permanent Disability, the date of his death or completing five (5) Years of Service, then notwithstanding any contrary provision in this SERP, neither the Participant nor his Beneficiary shall be entitled to any benefits under this SERP.

Notwithstanding the foregoing, the Participant shall be entitled to receive a benefit payable in accordance with Article IV, equal to the balance of the Participant’s Account, if the Participant’s employment is terminated by the Company without Cause (a) within two years following a Change in Control or (b) prior to the date of a Change in Control if the Participant reasonably demonstrates that the termination (1) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (2) otherwise arose in connection with, or in anticipation of, a Change in Control which has been threatened or proposed, such termination shall be deemed to have occurred after a Change in Control for purposes of this Agreement provided a Change in Control shall actually have occurred.

ARTICLE IV - FORMS OF PAYMENT

4.1	DISTRIBUTION OF BENEFITS

a)	Normal Form. Unless a Participant elects one of the distribution alternatives described in Section 4.1(b) in the manner set forth in Section 4.1(c), upon the Participant’s Termination (other than for death, Total and Permanent Disability or a Termination described in Section 4.3), the Participant will receive the distribution of his or her Accounts in a single lump sum payable within 60 days after the first day of the calendar quarter following the six month anniversary of the date of such Termination.

b)	Alternative Form. In the alternative, a Participant may elect to receive his or her Accounts in quarterly installments payable over no less than two years and no more than fifteen (15) years commencing within 60 days after the first day of the calendar quarter following the six-month anniversary of the date of such Termination, with the amount of each installment equal to the amount of the Account on the Valuation Date immediately prior to the payment of such installment divided by the number of installments remaining to be paid.

c)	Timing and Manner of Distribution Elections. Distribution elections shall be made in such manner as may be designated by the Plan Administrator and communicated to Participants. Any election made within twelve months of the date payment would otherwise commence (unless made no later than 30 days after becoming a Participant) shall be disregarded and benefits shall be paid in accordance with the preceding distribution election, if any, selected by such Participant or, if no such distribution election has been made, in accordance with Section 4.1(a). Any distribution election made more than 30 days after the Participant became a Covered Employee shall delay the commencement of distributions to such Participant by five years from the date payments would have commenced in accordance with the preceding distribution election, if any, selected by such Participant or, if no such distribution election has been made, in accordance with Section 4.1(a).

4.2	DISTRIBUTIONS ON TOTAL AND PERMANENT DISABILITY OR DEATH

Notwithstanding the foregoing, in the event: (a) a Participant incurs a Total and Permanent Disability or (b) a Participant dies, whether before or after the payment of benefits has commenced hereunder, the Participant’s total Account Balance shall be paid in a single lump sum as soon as practicable after such occurrence (but not later than the later of (1) the last day of the calendar year in which the event occurs, or (2) 60 days after the date the event occurs).

4.3	DISTRIBUTIONS ON CHANGE IN CONTROL

Notwithstanding the foregoing, if a Participant’s employment with the Company and its Affiliates is involuntarily terminated without Cause or is terminated by the Participant for Good Reason:

(a)	If the termination of employment occurs within two years following a Change in Control and the Change in Control constitutes “a change in ownership or effective control of the Company” or a “change in the ownership of a substantial portion of the Company’s assets,” in each case within the meaning of Code section 409A, the Participant’s Total Account Balance shall be paid in a single lump sum within 60 days after the first day of the calendar quarter following the six month anniversary of the date of such termination.

(b)	If the termination of employment occurs within two years following a Change in Control but the Change in Control does not constitute either “a change in ownership or effective control of the Company” or a “change in the ownership of a substantial portion of the Company’s assets,” in each case within the meaning of Code section 409A, the Participant’s total Account Balance shall be paid at the time and in the manner elected by the Participant pursuant to Section 4.1.

(c)	If the Plan Administrator determines that a Participant has demonstrated that a termination prior to a Change in Control met the requirements for accelerated vesting under Section 3.2(b), the Participant’s total Account Balance shall be paid at the time and in the manner elected by the Participant pursuant to Section 4.1, with the date of the Change in Control treated as the date of Termination when determining the timing of the distribution.

4.4	DESIGNATION OF BENEFICIARY

Each Participant shall designate, by giving a designation in approved form to the Plan Administrator, a Beneficiary to receive any benefits which may become or continue to be payable upon or after his death under this Plan. Successive designations may be made and the last designation received by the Plan Administrator prior to the death of the Participant shall be effective and shall revoke all prior designations.

If a Participant shall fail to designate a Beneficiary, if such designation shall for any reason be illegal or ineffective or if no Beneficiary so designated survives the Participant, then his benefits shall be paid to:

a)	His surviving spouse; or

b)	If there is no surviving spouse, to the executor or other personal representative of the Participant to be distributed in accordance with the Participant’s will, or if he has no valid will, in accordance with applicable state law.

ARTICLE V - PLAN ADMINISTRATION

5.1	PLAN ADMINISTRATOR

a)	The Company shall be the Plan Administrator. The Company shall appoint a Committee to act as its agent or delegate in carrying out its administrative duties.

b)	The Committee shall consist of not fewer than three (3) members who shall be appointed by the Company and may include individuals who are not Participants in the Plan. The Company may remove or replace any member at any time in its sole discretion, and any member may resign by delivering a written resignation to the Company, which resignation shall become effective at its delivery or at any later date specified therein.

5.2	POWERS OF THE PLAN ADMINISTRATOR

The Plan Administrator shall be charged with the operation and administration of the SERP in accordance with the terms hereof and shall have all the powers necessary to carry out the provisions of the SERP. Any and all determinations, actions or decisions of the Plan Administrator and Committee with respect to the administration of the SERP, including without limitation the determination of benefit eligibility and interpretation of SERP provisions, shall be final and conclusive and binding upon all parties having an interest in the SERP.

5.3	COMMITTEE

a)	The Committee shall hold meetings upon such notice and at such times and places as its members may from time to time deem appropriate, and may adopt from time to time such bylaws and regulations for the conduct and transaction of its business and affairs consistent with the terms of the Plan and the delegation of duties and powers by the Company. A majority of its members at the relevant time shall constitute a quorum for the transaction of business. All action taken by the Committee shall be by vote of the majority of its members present at such meeting, except that the Committee also may act without a meeting by a written consent signed by a majority of its members. A member shall not be disqualified from acting because of any personal interest, benefit or advantage, inasmuch as a member may be a director of the Company, an Employee or a Participant, but no member shall vote or act in connection with an action of the Committee relating exclusively to himself.

b)	The Committee may allocate among its members such specific responsibilities, obligations, powers or duties as shall be deemed appropriate.

5.4	INDEMNIFICATION

The Company shall indemnify and defend each member of the Committee and all officers or representatives of the Company and Employees assigned fiduciary responsibility under Federal law to the greatest extent permitted by applicable law against any and all claims, losses, damages, expenses (including reasonable attorneys’ fees) and liability arising from any action or failure to act in connection with the SERP.

ARTICLE VI - CLAIMS PROCEDURES

6.1	CLAIMS REVIEW

Any Participant, former Participant or Beneficiary who wishes to request a review of a claim for benefits or who wishes an explanation of a benefit or its denial may direct to the Plan Administrator a written request for such review within one hundred twenty (120) days of the denial. The Plan Administrator shall respond to the request by issuing a notice to the claimant as soon as possible, but in no event later than ninety (90) days (one hundred eighty (180) days in special cases) from the date of receipt of the request. This notice furnished by the Plan Administrator shall be written in a manner calculated to be understood by the claimant and shall include the following:

a)	The specific reason or reasons for any denial of benefits;

b)	The specific SERP provisions on which any denial is based;

c)	A description of any further material or information which is necessary for the claimant to perfect his claim and an explanation of why the material or information is needed; and

d)	An explanation of the SERP’s claim appeals procedure.

If the Plan Administrator denies the claim or fails to respond to the claimant’s written request for a review within one hundred eighty (180) days of its receipt, the claimant shall be entitled to proceed to the claim appeals procedure described in Section 6.2. If the claimant does not respond to the notice, posted by first-class mail to the address of record of the claimant, within sixty (60) days from receipt of the notice, the claimant shall be considered satisfied in all respects.

6.2	APPEALS PROCEDURE

In the event that the claimant wishes to appeal the claim review denial, the claimant or his duly authorized representative may submit to the Plan Administrator, within sixty (60) days of his receipt of the notice, a written notification of appeal of the claim denial. The notification of appeal of the claim denial shall permit the claimant or his duly authorized representative to utilize the following claim appeals procedures:

a)	To review pertinent documents; and

b)	To submit issues and comments in writing to which the Plan Administrator shall respond.

The Plan Administrator shall furnish a final written decision on formal review not later than sixty (60) days after receipt of the notification of appeal, unless special circumstances require an extension of the time for processing the appeal. In no event, however, shall the Plan Administrator respond later than one hundred twenty

(120) days after a request for an appeal. The decision on the appeal shall be written in a manner calculated to be understood by the claimant, shall include specific reasons for the decision, and shall contain specific references to the pertinent SERP provisions on which the decision is based.

6.3	DISCRETION REGARDING CLAIMS AND APPEALS

The Plan Administrator, or any individual or committee to whom responsibility for claims and appeals has been delegated, shall have complete discretion in deciding such claims and appeals and any such decision shall be final, conclusive and binding upon the claimant.

ARTICLE VII - MISCELLANEOUS

7.1	AMENDMENT AND TERMINATION

The SERP may be amended by the Company, by action of its Board or a committee thereof, at any time in its discretion and without the consent of any Participant. However, in the event of the amendment or termination of the SERP, any benefit accrued to such date shall not be reduced or forfeited without the consent of each affected Participant. Further, the SERP may not be amended or terminated for two years following the end of the Plan Year in which a Change in Control occurs or, prior to the date of a Change in Control, if an affected Participant reasonably demonstrates that the amendment or termination had been adopted (a) at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (b) otherwise in connection with, or in anticipation of, a Change in Control which has been threatened or proposed, in either case provided a Change in Control shall actually have occurred.

7.2	NO CONTRACT OF EMPLOYMENT

Nothing herein contained shall be construed to constitute a contract of employment between the Company and any Participant.

7.3	UNFUNDED PLAN

The SERP at all times shall be considered entirely unfunded both for tax purposes and for purposes of the Employee Retirement Income Security Act of 1974 (ERISA). Notwithstanding the foregoing, the Company may establish a benefits protection trust for the benefit of Participants with an independent bank as trustee. Prior to a Change in Control, the Company shall transfer to such trust assets equal to the Accounts of all Participants. Any benefits protection trust established to provide benefits under this SERP shall at all times remain subject to the claims of the Company’s general creditors in the event of insolvency.

7.4	RESTRICTIONS UPON ASSIGNMENTS AND CREDITORS’ CLAIMS

No benefit payable under this SERP shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt thereof by the Participant or Beneficiary and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void. No benefit payable under this SERP shall be subject to attachment, garnishment, execution, levy or other legal or equitable proceeding or process, and any attempt to do so shall be void. The Company shall not be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of any Participant or Beneficiary except as may be required by the tax withholding provisions of the Code or any state’s income tax laws.

7.5	PAYMENT CONSTITUTES RELEASE

Payment to the Participant or Beneficiary as set forth in Article IV shall completely discharge the Company’s obligations under this SERP, whether paid by a benefits protection trust established under Section 7.3 or directly by the Company.

7.6	APPLICABLE LAW

To the extent not preempted by Federal law, the SERP shall be construed and administered in accordance with the laws of the State of Ohio.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer this 26th day of October, 2007.

WENDY’S INTERNATIONAL, INC.

By:	/s/ Kerrii B. Anderson
Kerrii B. Anderson
Its:	President & CEO